Exhibit 23.7

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc. (“Yamana”), I, Eduardo de Souza Soares, MAusIMM CP (Min), hereby consent to the use of my name in connection with the references to the report entitled “NI 43-101 Technical Report, Jacobina Gold Mine, Bahia State, Brazil” dated May 29, 2020 (the “Report”), to the use of my name in connection with the mineral reserve estimate for the Jacobina Mine as at December 31, 2020 (the “Estimate”) and to the inclusion or incorporation by reference of references to the written disclosure of the Report, the Estimate and of extracts from or summaries thereof in the Registration Statement.

By:	/s/ Eduardo de Souza Soares

Name: Eduardo de Souza Soares, MAusIMM CP (Min)

November 12, 2021